Exhibit 10.32

CAMBRIDGE TRUST COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) is adopted as of [Date of Hire] by and between CAMBRIDGE TRUST COMPANY, a Massachusetts corporation located in Cambridge, Massachusetts (the “Bank”), and Thomas J. Fontaine (the “Executive”). The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank.

This Agreement shall be read in conjunction with the Cambridge Trust Company Executive Deferred Compensation Plan, as amended and in effect from time to time (the “EDCP”), the record keeper for which is currently Principal Financial Group. The terms and conditions of the EDCP, including without limitation, provisions governing investments, distributions, death benefits, and claims, shall apply to the benefit provided hereunder, except to the extent this Agreement explicitly provides otherwise. Capitalized terms not defined herein shall have the meaning set forth in the EDCP.

This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Contributions

1.1

Bank Contribution. Except to the extent Section 1.3 applies, for each Plan Year beginning on or after [date] the Bank shall credit, consistent with Section 4.2(a) of the EDCP Adoption Agreement, the Executive's Deferred Compensation Account with the following amount:

(a)	Ten percent (10%) of the Executive's Base Salary, as in effect as of the beginning of the Plan Year; and
(b)	Ten percent (10%) of the Executive's Bonus.
1.2

Timing of Contribution. Fifty percent (50%) of the amount determined for a Plan Year pursuant to Section 1.1(a) (after any adjustment pursuant to Section 1.3) shall be credited in arrears, and fifty percent (50%) of the amount determined for a Plan Year pursuant to Section 1.1(b) shall be credited, as part of the first payroll following each June 30 and December 31.

1.3	Adjustment to Contribution and Timing in the Event of Termination. With respect to the year in which the Executive's employment with the Bank and any of its affiliates terminates:
(a)	The amount determined in Section 1.1(a) shall be adjusted to reflect the completed number of months of employment during the Plan Year prior to termination; and
(b)

Any remaining amount to be contributed (after taking into the account the adjustment pursuant to Section 1.3(a) and contributions made pursuant to Section 1.2) shall be included in the next payroll processed following termination.

Article 2

General Limitations

2.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement via the Employer Credit in the EDCP (the "SERP Benefit") shall be forfeited if the Executive's service is terminated by the Board for Cause.

2.2

Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not be legally obligated to provide the SERP Benefit if at the time such distribution is due, the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

2.3	Non-compete Provision.
2.3.1

In General. The Executive shall forfeit any non-distributed SERP Benefit if during the term of this Agreement and within Twelve (12) months following a Separation from Service, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company), without the prior written consent of the Board:

(a)

Becomes employed by, participates in or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive's responsibilities will include providing banking or other financial services within twenty-five (25) miles of any office (sites solely with an ATM not being deemed to be an office for this purpose) maintained by the Bank as of the date of the termination of the Executive's employment;

(b)

Participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Executive's employment;

(c)	Assists, advises or serves in any capacity, representative or otherwise, any third party in any legal action against the Bank;
(d)

Sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the Executive, provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive's employment; or

(e)

Divulges, discloses or communicates to others in any manner whatsoever, any confidential information of the Bank, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this Section 2.3 .1(e) apply to all confidential information

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regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all confidential information referred to herein may be disclosed to the extent it becomes known to the general public from sources other than the Executive.

2.3.2

Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of the restrictions set forth in this Section 2.3, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of these restrictions, the Executive agrees that the Bank may obtain preliminary, interlocutory, temporary or permanent injunctive or any other equitable relief protecting and fully enforcing the Bank's rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (a) the restrictions set forth in this Section 2.3 are reasonable, in terms of scope, duration, geographic area, and otherwise; (b) the protections afforded the Bank in Section 2.3.1 are necessary to protect its legitimate business interest; (c) the restrictions set forth in this Section 2.3 will not be materially adverse to the Executive's employment with the Bank; and (d) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

2.3 .3

Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth, and duration.

2.3.4

Change in Control. The provisions of Section 2.3 hereof shall terminate and shall thereafter have no further force or effect if, following a Change in Control, Executive shall be entitled to receive benefits pursuant to any Change in Control Agreement.

2.3.5	Definition of Bank. For purposes of this Section 2.3, references to “Bank” shall include both Bank and its Parent.
2.4

Release. No SERP Benefit on Separation from Service shall be payable hereunder unless a Release Agreement has been duly executed by Executive and delivered to Bank and any applicable revocation period has expired within a sixty (60) day period following Separation from Service. Such payment will not be made prior to the sixtieth (60th) day following Separation from Service.

Article 3

Administration of Agreement

The Committee, which shall serve as the Administrator of this Agreement, shall administer this Agreement according to its express terms and shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority would not result in adverse tax consequences to the Executive under Code Section 409A.

Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

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Article 4

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive; provided, however, that if the Board determines in good faith that the Executive, while still employed by the Bank, is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, the Bank may terminate this Agreement and upon termination, no further contributions pursuant to Article 1 shall be credited. Additionally, the Bank may amend this Agreement, if necessary to conform with written directives to the Bank from its banking regulators, provided that any such amendment shall preserve to the maximum extent permissible the benefits provided to the Executive hereunder.

Article 5

Miscellaneous

5.1

Binding Effect. This Agreement shall be binding on and inure to the benefit of the Executive and the Bank, and their respective beneficiaries, survivors, executors, administrators, successors, assigns, and transferees.

5.2

No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

5.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
5.4

Tax Withholding. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed as a result of the application of Code Section 409A, from the benefits provided under this Agreement. The Executive acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies) and to satisfy all applicable reporting requirements, including those under Code Section 409A.

5.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.
5.6

Unfunded Arrangement. The Executive (and any Beneficiary) is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. Any insurance on the Executive's life or other informal fund asset is a general asset of the Bank to which the Executive (and any Beneficiary) has no preferred or secured claim.

5.7

Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor bank.

5.8

Entire Agreement. This Agreement, and the EDCP, constitute the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein or in the EDCP.

5.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

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5.10

Alternative Action. In the event it shall become impossible for the Bank or the Committee to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Committee may perform such alternative act as most nearly carries out the intent and purpose of this Agreement, is in the best interests of the Bank, and is consistent with Code Section 409A.

5.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.
5.12

Validity. ln case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

5.13

Notice. Any notice or filing required or permitted to be given to the Bank or Committee under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Cambridge Trust Company

1336 Massachusetts Avenue

Cambridge, MA 02138

Attention: SVP, Human Resources Director

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing requires or permitted to be given to the Executive under this

Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive on the records of the Bank.

5. 14

Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank's deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive's death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m) and subject to the requirements of Treas. Reg. § 1.409A-2(b)(7)(i).

5.15

Code Section 409A. It is the intention of the Bank and Executive that this Agreement and all amounts payable hereunder meet the requirements of Code Section 409A, to the extent applicable to the Agreement and such payments. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and regulations and other interpretive guidance issued thereunder. If any compensation or benefits payable under this Agreement do not comply with Code Section 409A and related guidance, the Bank and Executive agree to amend this Agreement or take such actions as the Bank deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving, as nearly as possible, the same economic effect as under this Agreement.

Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, benefit distributions that would otherwise be made to the Executive due to Separation from Service hereunder shall not be made during the first six (6) months following Separation from Service. Rather, any distribution that would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh (7th) month following

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Separation from Service. All subsequent distributions shall be paid in the manner specified herein and in the EDCP.

IN WTINESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the day and year first above written.

EXECUTIVE	CAMBRIDGE TRUST COMPANY
/s/ Thomas J. Fontaine	By:	/s/ Pilar Pueyo
Thomas J. Fontaine		Its: SVP, Human Resources Director

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